EXHIBIT 16.1

United States Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Gentlemen:

We have read the statements made by Pacific CMA, Inc. (the “Company”), which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K on or about July 11, 2006.

We agree with the statements made with regard to BKD, L.L.P. (“BKD”) that:

1.	On July 6, 2006, the Audit Committee of the Company approved the dismissal of BKD as the Company’s independent registered public accounting firm.

2.
BKD was the Company’s independent registered public accounting firm for the previous three fiscal years and for the period since then and until July 6, 2006, having been appointed and dismissed as the Company’s independent registered public accounting firm on November 10, 2003 and July 6, 2006, respectively.

3.
During the period from November 10, 2003 through July 6, 2006, there were no disagreements with BKD on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures, that if not resolved to the satisfaction of BKD, would have caused BKD to make reference to their subject matter in their reports on their audits of the Company’s consolidated financial statements as of and for each of the years ended December 31, 2005, 2004 and 2003 and there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K during the period from January 1, 2004 through July 6, 2006.

4.	The Company has provided BKD with a copy of the disclosure pursuant to Item 4.01 of Form 8-K, which we understand the Company will file with the Commission.

5.	BKD is furnishing the Company with this letter addressed to the Commission to be filed as an exhibit to Form 8-K.

Except as indicated in the following sentence, we have no information or other basis to, and do not, agree or disagree with other statements made by the Company in such Form 8-K. We agree with the statement that the Company reported material weaknesses in internal control over financial reporting in Item 9A of its Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ BKD, L.L.P.

Indianapolis, Indiana
July 11, 2006